AMENDMENT DATED NOVEMBER 12, 2009

                TO AMENDED AND RESTATED ADMINISTRATION AGREEMENT

     THIS AMENDMENT TO AMENDED AND RESTATED ADMINISTRATION AGREEMENT (this "AMENDMENT") is entered into as of the 12th day of November, 2009, by and between the Advisors' Inner Circle Fund (the "TRUST"), on behalf of AIG Money Market Fund (the "FUND") and SEI Investments Global Funds Services ("SEI GFS"). For purposes of this Amendment, AIG Asset Management (U.S.), LLC (formerly AIG Global Investment Corp.) advisor of the Fund, shall be referred to as (the "ADVISOR").

     WHEREAS, the Trust and SEI GFS entered into an Amended and Restated Administration Agreement, dated as of the 12th day of November, 2002 (the "AGREEMENT");

     WHEREAS, the Trust, the Fund and SEI GFS entered into an Amendment to the Amended and Restated Administration Agreement dated May 20, 2005 (the "2005 AMENDMENT"); and

     WHEREAS, the Trust, on behalf of the Fund, the Fund and SEI GFS desire to amend the terms of the Agreement, as amended by the 2005 Amendment, as provided herein.

     NOW THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, the parties hereto intending to be legally bound agree as follows:

     1. ADVISOR NAME CHANGE. Pursuant to an agreement dated September 13, 2009, whereby AIG Global Investment Corp. transferred, conveyed and delivered to Advisor all of its right, title and interest in and to, and its obligations under the Advisory Agreement effective November 21, 1994 by and between AIG Global Investment Corp. (as successor to AIG Capital Management Corp.) and the Trust, Advisor became the Fund advisor effective from and after September 13, 2009.

     2. SCHEDULE 4.1 OF THE AGREEMENT. Pursuant to Article 4 of the Agreement,
Schedule 4.1 is hereby deleted and replaced in its entirety as set forth in Attachment 1 to this Amendment.

     3. RATIFICATION OF AGREEMENT. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement shall continue in full force and effect.

     4. COUNTERPARTS. This Amendment shall become binding when any one or more counterparts hereof individually or taken together, shall bear the original, facsimile or scanned signature of each of the parties hereto. This Amendment may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

     5. GOVERNING LAW. This Amendment shall be construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to the conflict of law provisions thereof.

     6. BINDING EFFECT. This Amendment shall be binding upon, and shall inure to the benefit of the Trust, the Fund, SEI GFS and their respective permitted successors and assigns.

     7. ENTIRE AGREEMENT. This Amendment sets forth the entire understanding of the parties with respect to the subject matter hereof. This Amendment supersedes all prior or contemporaneous representations, discussions, negotiations, letters, proposals, agreements and understandings between the parties hereto with respect to the subject matter hereof, whether written or oral.


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


     IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their duly authorized representatives as of the day and year first above written.


THE ADVISORS' INNER CIRCLE FUND,
On behalf of the AIG Money Market Fund

BY: /s/ Phil Masterson
   -----------------------------
Name:  Phil Masterson
Title: President


SEI INVESTMENTS GLOBAL FUNDS SERVICES

BY: /s/ John Alshefski
   -----------------------------
Name:  John Alshefski
Title: SVP


AGREED TO AND ACCEPTED BY:
AIG Money Market Fund
By: AIG Asset Management (U.S.), LLC, its Advisor

BY: /s/ Neil Friedman
   -----------------------------
Name:  Neil Friedman
Title: Vice President








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                                  ATTACHMENT 1


                              AIG MONEY MARKET FUND
                     SCHEDULE 4.1 DATED NOVEMBER 12, 2009 TO
                  AMENDED AND RESTATED ADMINISTRATION AGREEMENT
                          DATED AS OF NOVEMBER 12, 2002
                                     BETWEEN
                        THE ADVISORS' INNER CIRCLE FUND,
                       ON BEHALF OF AIG MONEY MARKET FUND
                                       AND
                      SEI INVESTMENTS GLOBAL FUNDS SERVICES

FUND:                 AIG MONEY MARKET FUND

FEES: The following fees are due and payable monthly to SEI GFS pursuant to Article 4 of the Agreement. The Fund will be charged the greater of its Asset Based Fee or its Annual Minimum Fee, in each case calculated in the manner set forth below.

ASSET BASED FEE:      5 basis points on the first $1 billion in assets;
                      3 basis points for all assets in excess of $1 billion.

                      The Asset Based Fee shall be calculated based on the aggregate average daily net assets of the Fund during the period.

ANNUAL MINIMUM FEE:   The Annual Minimum Fee shall be $110,000 per
                      Fund. The foregoing Annual Minimum Fees assume that the
                      Fund includes one class. In the event the Fund is comprised of more than one class, the Fund will be assessed an additional annual fee equal to $15,000 per class.

TRANSFER AGENCY FEE:  SEI GFS, as Administrator, agrees to waive a portion of its administration fee to pay for transfer agency expenses on behalf of the Fund not to exceed $110,000 annually; provided that the aggregate average net assets of the Fund remains greater than $500 million. The Fund will assume responsibility for any transfer agency expenses in the event that the aggregate average annual net assets fall below $500 million.

TERM: The term of this Schedule shall continue in effect with respect to the Fund through and until November 30, 2012 (the "Initial Term"). Following expiration of the Initial Term, this Schedule shall continue in effect for successive one year periods (each, a "Renewal Term"). This Schedule may be terminated only by either party at the end of the Initial Term or the end of any Renewal Term on ninety days prior written notice. The Fund will not be responsible for any remaining term of the Agreement in the event of a liquidation of all Fund assets prior to the expiration of this Agreement.

ASSUMPTIONS:          The Fund shall not receive distribution services (VRU,
                      sales tracking, wholesaling support, marketing support).
                      SEI Investments Distribution Co. ("SIDCO") continues to provide the services outlined in the Distribution
                      Agreement dated November 12, 2002 between SIDCo and the
                      Advisors Inner Circle Trust.

                      This fee schedule, with stated terms, applies only to the Fund listed above for the agreed upon term. Any additional funds or classes must be negotiated as a separate fee arrangement.


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